Exhibit 3.1.1

RESTATED CERTIFICATE OF INCORPORATION

-of-

JEAN PHILIPPE FRAGRANCES, INC.

Pursuant to the General Corporation Law of the State of Delaware

Jean Philippe Fragrances, Inc. (the “Corporation”) hereby certifies that:

A. The name of the Corporation is Jean Philippe Fragrances, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 6, 1985.

B. The Certificate of Incorporation of the Corporation is hereby amended by striking out Articles Second, Third, Fourth and Sixth thereof and by substituting in lieu of said Articles new Articles Second, Third, Fourth and Sixth and by adding the following new Articles Seventh and Eighth, which are set forth in the Restated Certificate of Incorporation hereinafter provided for.

C. The amendments and the restatement of the Certificate of Incorporation set forth herein were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by a resolution of the Board of Directors setting forth the amendments and the restatement and declaring their advisability, and by written consents, given pursuant to Section 228 of the General Corporation Law of the State of Delaware, by the holders of all outstanding stock entitled to vote.

D. The Certificate of Incorporation of the Corporation as now in full force and effect is hereby amended and restated to read in full as follows:

FIRST: The name of the Corporation is Jean Philippe Fragrances, Inc.

SECOND: The registered office of the Corporation and place of business in the State of Delaware is to be located at 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended.

FOURTH: The Corporation shall have the authority to issue the following classes of shares in the following amounts with the respective powers, preferences, rights, qualifications, limitations and restrictions set forth below:

The Corporation shall have the authority to issue twenty million (20,000,000) shares of Common Stock, $.001 par value per share, each of which shall be equal in all respects to every other share of Common Stock.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the following provisions are inserted in this Restated Certificate of Incorporation for the regulation and conduct of the business and affairs of the Corporation:

1. The election of directors of the Corporation need not be by written ballot unless the By-Laws so require.

2. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not less than three (3) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified herein shall be fixed from time to time by resolution of a majority of the whole Board of Directors.

3. The directors of the Corporation, by the affirmative vote of a majority of the whole Board, at any regular or special meeting, shall have the power to adopt, amend or repeal By-Laws of the Corporation, provided, however, that such power of the Board shall not divest the stockholders of the Corporation of their power to adopt, amend or repeal By-Laws of the Corporation.

4. In addition to the powers and authorities conferred upon the Board of Directors of the Corporation by this Restated Certificate of Incorporation, the Board of Directors of the Corporation may exercise all such powers and take all such actions as may be exercised or taken by the Corporation, subject, however, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the By-Laws of the Corporation.

5. Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred Stockholders, if any, for the distribution pro rata among the Stockholders of the Corporation of the assets of the Corporation, wholly or in part, in cash or in kind, whether such assets be in cash or other property, and any such vote or votes may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the Stockholders of the Corporation, in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash and/or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

6. A director may not be removed from office without cause, except by the holders of a majority of the outstanding shares of the class that elected such director.

SIXTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper benefit. Neither the amendment nor repeal of this Article Sixth, nor any existing or subsequently adopted provisions of the Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. Any and all future amendments to the General Corporation Law of the State of Delaware, or any successor statute thereto, which broadens the scope of limited liability for directors, shall automatically be deemed to become incorporated into an amendment to this Restated Certificate of Incorporation without any action on the part of the stockholders, but shall be effective as if duly authorized by the stockholders of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: If any Article of this Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portions of said Article, as the case may be, shall nevertheless remain in full force and effect as though the unenforceable part had been severed and deleted.

IN WITNESS WHEREOF, Jean Philippe Fragrances, Inc. has caused this Restated Certificate of Incorporation to be executed by Jean Madar, its President, and attested by its Assistant Secretary, this 3rd day of September, 1987.

JEAN PHILIPPE FRAGRANCES, INC.

By:	/s/ Jean Madar
Jean Madar, President

Attest:

/s/ Felice Kadanoff
Felice Kadanoff, Assist Secretary

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